Maine & Maritimes Corporation Reports Fourth Quarter and Year-End 2006 Results

Company Announces Return to a Focus on Regulated Utility Business

PRESQUE ISLE, ME -- 03/16/2007 -- Maine & Maritimes Corporation (AMEX: MAM) today announced results for the year and three months ended December 31, 2006. The Company also announced that it is pursuing a divestiture of its unregulated business lines, and returning to a focus on the regulated utility segment of its business.

The Company reported a fourth quarter 2006 net loss of $3.03 million, or $1.86 per share, compared to fourth quarter 2005 net income of $221,000 or $0.14 per share. Fourth quarter results reflect the conversion of the unregulated segments to discontinued operations status. Regulated revenues increased $1.3 million or 3.8% in 2006 compared to 2005. However, consolidated earnings results for the twelve-month period ended December 31, 2006, were a loss of $3.62 per share, or $5.92 million compared with a loss of $0.13 per share or $220,000 in the prior year.

There were several factors which contributed to the poor financial performance including, but not limited to:

--  Under-performance of the unregulated engineering companies
--  Lack of sufficient revenue growth in the software development company
--  Inability to acquire key companies to achieve scale to support the infrastructure required for these operations
--  Costs of acquisitions not completed
--  Inability to cost-effectively raise capital due to financial performance
--  Liquidity issues created by under-performance in unregulated companies
--  Lower net income from the utility business due to unseasonable weather and increases in expenses
--  Insufficient growth in new product and service lines at the unregulated businesses.

Nathan L. Grass, the Company's Interim President & CEO, said, "Considering these factors, the changes to the environment in which the utility is operating today compared to four years ago, and the departure of our former CEO, the Board of Directors and Management have reviewed the strategic options available to the Company." Grass continued, "Given the operational and financial challenges we face in our unregulated operations and the opportunities within our regulated utility, we are pursuing a divestiture of the unregulated business lines. These businesses are presented in our financials statements as discontinued operations, based on our expectation that the divestiture will occur within the next twelve months."

The Board of Directors has decided that a refocus on the utility business is the preferred strategy moving forward. Mr. Grass explains, "The regulated utility segment of our business remains profitable with expectations for continued profitability in the future. With the changes to the legislative and regulatory environment, we believe that our utility base of operations is well positioned to leverage opportunities as we move forward. We will, however, continue to face financial and operating challenges during the transition period between the divestiture of our unregulated operations and re-focusing our efforts on optimizing the value of our core utility business. Short-term liquidity during this period will continue to be strained. In addition, we will have to remain diligent and steadfast in our efforts to control costs, while making prudent investments in the regulated utility business. In the end, we believe a change in strategy is required for us to succeed in providing the necessary performance expected by our shareholders."

Business Unit Results

Maine Public Service Company ("MPS")

On a segment basis, MPS's 2006 core earnings were $2.13 million, as compared to $2.26 million for 2005. Overall, MPS regulated retail revenue for 2006 increased $346,000 or 1.06%, due to a net rate increase of $1.33 million effective July 15, 2006. This was offset by a 1% or approximately 4,500 megawatt hour decrease in sales volume, due primarily to warmer weather in the first quarter of 2006 and decreased sales to two large customers. Other regulated operating revenue increased by $941,000 or 58%, from 2005 to 2006, due to the contribution from a variety of billable projects, including the Evergreen Wind Farm Project in Mars Hill, Maine.

Expenses increased at a faster rate than revenue in 2006, with an increase in total operations and maintenance expenses of $914,000, or 6.37%, including customer service expense increases of $347,000 and administrative and general expense increases of $537,000. The major drivers of these expense increases included the following:

--  Severance costs associated with the reduction in force in September
    2006
--  Higher health insurance premiums, due to the 2006 claims experience.
    The contingent health care premium has allowed MPS to reduce health insurance costs for the past several years by assuming a portion of the risk of the claims experience, with 2006 the first year additional expense was incurred.
--  Increased regulatory expenses due to the 2006 distribution and transmission rate cases
--  A curtailment expense associated with freezing future salary and service accruals under the MPS Pension Plan

Stranded cost expenses increased during 2006 by approximately $427,000, or 4.1%, $258,000 of which is due to amortization of cancelled transmission plant to be recovered in transmission rates.

The Maricor Group ("TMG")

As of December 31, 2006, in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," TMG has been reclassified as a discontinued operation. As more fully described in the Company's Form 10-K for 2006, MAM is in the process of divesting substantially all of the assets of TMG. Based on an estimated sales price, TMG recognized a loss on the sale of $4.72 million in the fourth quarter of 2006. Their 2006 loss also includes the goodwill impairment loss recorded in the third quarter of 2006 of $2.55 million, associated with the acquisition of The Maricor Group New England. The $1.67 million remainder of the loss incurred in 2006 was the result of on-going operations of TMG. Operating revenues for The Maricor Group for 2006 were $5.74 million, compared to $5.29 million in 2005, an increase of $444,000 or 8.4%. However, operating expenses increased by $952,000 or 15.4%, outpacing the increase in revenue. The largest increases in expense year over year were attributable to an increase of $545,000 or 10.9% in cost of sales, due mostly to additional employees and an increase in subcontractor expenses, both used in generating this additional revenue.

According to Grass, "The unregulated engineering and software businesses were unable to generate the returns and net cash flows expected by Management and our shareholders. As we indicated in prior filings, we needed to achieve sufficient scale and traction within certain markets to recognize our long term vision with these subsidiaries. While these companies were able to generate modest revenues, their overall performance did not justify continued investments in new acquisitions or maintenance of existing unregulated operations."

Maricor Technologies, Inc. ("MTI")

As of December 31, 2006, MTI has been reclassified as a discontinued operation in accordance with SFAS 144. As a result, MTI recorded an estimated loss of $1.28 million, or approximately $0.78 per share in 2006. Of this amount, $1.03 million is attributable to the estimated loss on sale and a $1.1 million loss from operations, offset by a benefit of income taxes of $856,000. The estimated loss on sale is the difference between the sale price expected to be received for the MTI assets and the unamortized investment in those assets from both the initial acquisition and the additional development work capitalized during 2005 and 2006.

      Maine & Maritimes Corporation and Subsidiaries Earnings Report
      For the Three Months and Twelve Months Ended December 31, 2006:
       (Unaudited; in thousands except share and per share amounts)

                                 Three Months Ended        Year Ended
                                    December 31,          December 31,
                                  2006       2005       2006       2005
                                ---------  ---------  ---------  ---------
Regulated Operating Revenues    $  10,103  $   9,466  $  35,601  $  34,299

Income from Continuing
 Operations Allocable to
 Common Shareholders            $     852  $     519  $     804  $     848
Loss from Discontinued
  Operations                       (3,886)      (298)    (6,725)    (1,068)
                                ---------  ---------  ---------  ---------
Total Consolidated Net (Loss)
 Income                         $  (3,034) $     221  $  (5,921) $    (220)
                                =========  =========  =========  =========

Basic Income per Common
 Share from Continuing
 Operations                     $    0.52  $    0.32  $    0.49  $    0.52
Basic Loss per Common
 Share from Discontinued
 Operations                         (2.38)     (0.18)     (4.11)     (0.65)
                                ---------  ---------  ---------  ---------
Total (Loss) Income per Common
 Share                          $   (1.86) $    0.14  $   (3.62) $   (0.13)
                                =========  =========  =========  =========

Diluted Income per Common
 Share from Continuing
 Operations                     $    0.52  $    0.31  $    0.49  $    0.52
Diluted Loss per Common
 Share from Discontinued
 Operations                         (2.38)     (0.18)     (4.11)     (0.65)
                                ---------  ---------  ---------  ---------
Total (Loss) Income per Common
 Share                          $   (1.86) $    0.13  $   (3.62) $   (0.13)
                                =========  =========  =========  =========

Average Shares Outstanding      1,638,379  1,636,779  1,637,815  1,636,322
                                ---------  ---------  ---------  ---------
MAM-E = Earnings Releases

About Maine & Maritimes Corporation

Maine & Maritimes Corporation (AMEX: MAM) is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 35,000 electricity customers in Northern Maine. MAM is also the parent company for subsidiaries involved in unregulated operations such as engineering and real estate. Corporate headquarters are located in Presque Isle, Maine and the corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. Although Maine & Maritimes Corporation believes that such statements are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated, or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

For More Information Contact:
Annette N. Arribas
CTP, CCEP
VP, Investor Relations, Corporate Compliance and Treasurer
Tel:  207.760.2402
Toll-free in US and Canada: 877.272.1523
Email:  aarribas@maineandmaritimes.com